Exhibit 10.10

Master Services Agreement

This Master Services Agreement (this “Agreement”) dated December 24, 2013 (the “Effective Date”), between Aeglea Development Company, Inc., having a place of business at 815-A Brazos St. #101, Austin, TX 78701 (“Client”) and KBI Biopharma, Inc., having a place of business at 1101 Hamlin Road, Durham, North Carolina 27704 (“KBI Biopharma”) (Client and KBI Biopharma, each a “Party”, and collectively, the “Parties”).

Whereas, Client is engaged in the discovery and development of new biological therapeutics;

Whereas, KBI Biopharma is in the business of providing biological development and clinical manufacturing services; and

Whereas, Client desires KBI Biopharma to perform certain services in accordance with the terms of this Agreement and KBI Biopharma desires to perform such services.

Now, therefore, in consideration of the above statements, which form part of this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Services to be Performed

1.1	Scope. KBI Biopharma shall use reasonable commercial efforts to perform the services (the “Services”) detailed in the proposals, which have been executed by the Parties, listed on Attachment One, and incorporated herein by reference (proposals listed on Attachment One and subsequent proposals agreed to by the Parties are each hereinafter referred to as a “Propose”). Any deliverables to be provided to Client as a result of the performance by KBI Biopharma of the Services shall be set forth in the Proposal (the “Deliverables”). In the event that Client requests KBI Biopharma to perform services beyond the scope of services specifically stated in the Proposal, KBI Biopharma shall have no obligation to perform such supplemental services unless and until a Change Order is executed in accordance with Article 8 below, or unless the Parties agree in writing on a proposal for additional services to be performed under this Agreement.

1.2	Additional Services. The Parties may agree upon additional Services to be performed under the terms of this Agreement, as may be described in purchase orders or Proposals to be mutually agreed upon by the Parties in writing.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

1.3	Compliance with Laws. As applicable to the Services, KBI Biopharma shall perform the Services in all material aspects in compliance with current cGMP and other rules, regulations and guidelines of the U.S. Food and Drug Administration (“FDA”), as then in effect, applicable to the performance of the Services, including without limitation, those governing the manufacture, testing and quality control of investigational drugs. For purposes of the foregoing, “cGMP” means the current Good Manufacturing Practices as promulgated under each of the following as in effect on the date of this Agreement and as amended or revised after the date of this Agreement and in effect at the time of the performance of the Services: (a) the U.S. Food, Drug & Cosmetics Act (21 U.S.C. § 301 et seq.) and related U.S. regulations, including 21 Code of Federal Regulations (Chapters 210 and 211) and (b) the ICH guide Q7 “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients” as applied to investigational drugs (Section 19). Client shall have responsibility for determining regulatory strategy and for all regulatory decisions except for those matters that KBI Biopharma, in its reasonable discretion deems contrary to regulatory requirements or commitments made by KBI Biopharma to regulatory authorities, of which matters KBI Biopharma shall promptly notify Client in writing. Should the U.S. government regulatory requirements change, KBI Biopharma will use reasonable best efforts to satisfy the new requirements. Notwithstanding the foregoing, in the event that compliance with such new U.S. regulatory requirements necessitates a change in the scope or nature of the Services to be completed, KBI Biopharma will submit to Client a Change Order in accordance with Article 8.

2.	Client Obligations

2.1	General. Unless otherwise agreed to by the Parties in writing, in each case in accordance with the Proposal, Client is solely responsible for, and performance hereunder by KBI Biopharma is contingent upon: (a) to the extent Client is required to provide data under a Proposal regarding the product which is the subject of the Proposal (the “Product”) Client shall provide such data, which shall be complete and accurate; (b) to the extent Client is required pursuant to a Proposal to transfer its methods to KBI Biopharma, provision of all information necessary to effect the reliable transfer of such methods to KBI Biopharma; (c) provision of specific reagents, reference standards or other materials (“Client Materials”) to the extent it is required pursuant to a Proposal and necessary for execution of Services; (d) to the extent the Proposal requires Client’s review and approval of in-process and/or finished product test results to ensure conformity of such results with required Product specifications Client shall not unreasonably withhold or delay such approval; (e) preparation of all submissions to regulatory authorities; and (f) performance of all other obligations of Client set forth in the Proposal. Client shall perform its obligations as set forth in this Agreement, and reasonably cooperate with the execution of the Services and shall not engage in any act or omission, which may reasonably be expected to prevent or delay the successful execution of the Services. Such support and cooperation shall include, but not be limited to, reasonably informing KBI Biopharma of global regulatory strategy for development and approval of the Product (to the extent such strategy is reasonably necessary to perform the Services),

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

review and approval or rejection of documents requiring Client’s signature without unreasonable delay, timely delivery of methods and materials (to the extent delivery of such methods and materials is contemplated by the Scope and reasonably necessary for KBI Biopharma to perform the Services) and response to other similar issues without unreasonable delay.

2.2	Provision of Regulatory Submissions. Prior to making any submission for regulatory approval of the Product, upon the request of KBI Biopharma, Client shall provide copies of the portions of regulatory submissions that solely relate to KBI Biopharma’s manufacturing procedures (if applicable to the Services) to KBI Biopharma for review and opportunity to comment.

2.3	Information Regarding Hazardous Materials. Client shall provide to KBI Biopharma, on an on-going basis throughout the Term (as defined below), any applicable safe handling instructions for any Client Materials as soon as is commercially practicable prior to delivery of any such Client Materials to KBI Biopharma. Where appropriate or required by law, Client shall provide a Material Safety Data Sheet and instructions for proper storage for all Client-provided materials, finished product and reference standards. Client shall notify KBI Biopharma in writing of the possibility of cross contamination of any products being manufactured or stored by KBI Biopharma. KBI Biopharma shall safely store and handle Client Materials in accordance with information provided to it by Client. KBI Biopharma shall be solely responsible for implementing and maintaining health and safety procedures for the Client Materials, taking into account the information provided to KBI Biopharma.

2.4	Client Materials. All property rights in the Client Materials supplied to KBI Biopharma shall remain vested in Client. KBI Biopharma shall at all times use reasonable efforts to keep the Client Materials secure and safe from loss or damage. Subject to the limitations of liability set forth in Section 11, KBI Biopharma shall be liable for loss or damage to Client Materials resulting from its negligence or intentional misconduct. Client grants KBI Biopharma the right to use the Client Materials solely to the extent required to perform the Services. KBI Biopharma shall use the Client Materials only for the purpose of performing the Services and shall not subject the Client Materials to any analysis or use inconsistent with the Services. In no event shall KBI Biopharma use Client Materials for its own benefit or in connection with the performance of services for third parties.

3.	Performance

3.1	Schedule. Due to the unpredictable nature of biological processes, the timelines and schedules for the performance of the Services (including without limitation the dates for production and delivery of Product) and the yield or quantity of Product as set out in the Proposal are estimates only, provided, that in any and all events KBI Biopharma shall (i) use commercially reasonable efforts to meet the timelines, schedules, yields and quantities, and (ii) use commercially reasonable efforts to mitigate the adverse effects of

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

any failure to meet the timelines, schedules, yields and quantities. KBI Biopharma shall keep Client regularly informed in writing of any such changes that are necessary to the Proposal, and agrees that such changes will be made to the minimum extent reasonably necessary.

3.2	Technical Difficulties.

If it becomes apparent to either KBI Biopharma or Client at any stage in the provision of any Services that, as a result of scientific or technical reasons out of the reasonable control of either Party, it will not be possible to complete the Services in the manner described in this Agreement or the Proposal or any Change Order thereto, the Parties will (a) identify the problem, (b) submit the problem in writing to senior management of each Party, and (c) negotiate in good faith for a sixty (60) day period from the date senior management of the Parties first convene regarding how to resolve such problem in a commercially reasonable manner.

3.3	Quality Agreement. Contemporaneously with the execution of this Agreement, or as soon as practicable after the execution hereof, in the event that the Proposal specifically enumerates Services that include the performance of activities that are subject to cGMP, the Parties shall develop and agree upon a quality agreement describing the regulatory and compliance roles and responsibilities of each Party, including without limitation, procedures for handling Product recalls and non-conforming Product, the format and content of which shall be agreed upon by the Parties (the “Quality Agreement”). Upon execution by both Parties, the Quality Agreement shall be incorporated herein and attached hereto as Attachment Two.

3.4	Non-Conforming Services. Within thirty (30) days of delivery of any deliverable in connection with the Services (“Deliverable”), Client shall inform KBI Biopharma of any material non-conformity with (i) the specifications (the “Specifications”) set forth in the Proposal, the Quality Agreement or otherwise mutually agreed upon in writing and (ii) the requirements of this Agreement ((i) and (ii) are collectively, the “Product Requirements”). Any failure of a Deliverable to meet the Product Requirements due to causes which are reasonably within KBI Biopharma’s control shall be deemed a “Defective Deliverable”). As Client’s sole and exclusive remedy for a Defective Deliverable, KBI Biopharma shall, subject to Client providing the replacement active pharmaceutical ingredient or other source materials, as applicable, promptly re-perform such non-conforming Services and deliver a replacement Deliverable that meets the Product Requirements with no additional fees to Client. A Deliverable shall be deemed “Accepted” upon the earlier of (a) Client delivering written notice to KBI Biopharma that the Deliverable meets the applicable Specifications and Product Requirements or (b) Client failing to notify KBI Biopharma of a Defective Deliverable within the applicable thirty (30) day period specified in this Section 3.4.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

4.	Work Output

All reports specified in the Proposal and other applicable cGMP documentation (“Work Output”) will be prepared using KBI Biopharma’s standard format(s) (which shall be commercially reasonable) unless otherwise specified in the Proposal or this Agreement. Client will be supplied with copies of Work Output generated as a result of the Services as set forth in the Proposal or Quality Agreement Unless otherwise required by law, KBI Biopharma shall maintain records related to each Proposal, including, but not limited to the Services, accounting records, time sheets, written policies and procedures, test results, reports, correspondence, memoranda and any other documentation relating to the performance of its obligations under to this Agreement (“Records”). KBI Biopharma shall, during normal working hours, and with reasonable advance notice, permit Client or its authorized agents to inspect, audit and/or reproduce Records (i) to the extent necessary to adequately evaluate invoices submitted to Client by KBI Biopharma hereunder, (ii) as required by governmental authorities or (iii) as desired by Client for any other valid business purpose related to this Agreement. Vendor shall make appropriate personnel or other representatives available to Client and its agents to discuss Records and to resolve any questions or issues relating thereto. Such audits shall not be conducted more frequently than once per year.

KBI Biopharma shall maintain all information and data generated by it in the course of providing the Services, including all Work Output, computerized records and files, in a secure area reasonably protected from fire, theft and destruction. To the extent not delivered prior to the expiration or termination of this Agreement, at the expiration or termination of this Agreement and upon the written request of Client, all Records, data, information and tangible property obtained or generated by KBI Biopharma in the course of providing the Services or arising out of the use of Client’s Confidential Information (collectively, “Results”) shall, at Client’s option, be (a) delivered to Client at any address as Client may specify in such request, or (b) retained by KBI Biopharma for a period of five (5) years from the completion of the Services or such longer period required by applicable laws and regulations. Client shall reimburse KBI Biopharma for the reasonable, documented cost of deliveries to Client under this Section 4. In no event shall KBI Biopharma dispose of any Results without first giving Client sixty (60) days’ prior written notice of its intent to do so.

5.	Facility Visits and Audits

5.1	Scope of Visit. Client shall have the right upon no less than fifteen (15) business days’ prior written notice to KBI Biopharma and during regular business hours, to visit KBI Biopharma (i.e., person in the plant) to observe the progress of the Services and to inspect related records and data for the purpose of making quality control inspections so as to assure compliance with this Agreement. The form, participants, duration and procedures of all visits shall be subject to KBI Biopharma’s approval, which approval shall not be unreasonably withheld and shall be provided by KBI Biopharma within five (5) business days of Client’s notice of the visit.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

5.2	Client Obligations. It shall be the duty of Client to provide for the safety of, and prevention of accident or injury to, Client, its employees, agents, representatives, and guests of any of them while in, on or about KBI Biopharma’s premises. KBI Biopharma also wants to ensure that all visits are conducted in a manner reasonably required to protect the confidentiality of KBI Biopharma Confidential Information and the confidential information of other clients. As such, Client agrees that it and its subcontractors, employees, agents, representatives, and guests of any of them shall: (a) be subject to a nondisclosure obligation comparable in scope to Article 13, (b) follow commercially reasonable security and facility access procedures as are designated by KBI Biopharma, (c) be accompanied by a KBI Biopharma representative, (d) not enter areas of any KBI Biopharma facility at times when any third party’s products are being manufactured to assure protection of KBI Biopharma’s or third party’s confidential information (provided that to the extent Client’s products or deliverables hereunder are manufactured in such areas, Client may schedule another visit at a time when the area where such products or deliverables are manufactured is accessible), (e) stay within the confines of KBI Biopharma’s facilities and shall not visit areas of the facility other than those areas necessary for the performance of the facility visit provided for herein without KBI Biopharma’s prior written permission, and (f) use good faith efforts to avoid disrupting KBI Biopharma’s operations. All information learned, observed or obtained by Client during any visit to KBI Biopharma’s facilities, excluding information regarding Client’s products, Client Materials and Results, shall be deemed “Confidential Information” of KBI Biopharma under Article 13, regardless of whether such information is marked “Confidential” or subsequently summarized in writing. Client warrants that it, and to its knowledge, its subcontractors, employees, agents, representatives, and any personnel acting on behalf of Client hereunder who visit the KBI Biopharma facility are not debarred, under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992, as each may be amended from time to time,.

5.3	Costs. Client may conduct one (1) such quality assurance facility visit per calendar year at no cost to Client. Additional audits will be invoiced separately on a time and materials basis at the then current rate for such services, provided, however, that if any visit by Client reveals noncompliance with the terms of this Agreement or the Quality Agreement, Client may conduct additional audits during such year at no cost.

6.	Regulatory Inspections

6.1	General. KBI Biopharma will promptly notify Client of any regulatory inspections directly relating to the Services, in accordance with the terms of the Quality Agreement (if applicable). KBI Biopharma shall promptly rectify any deficiencies discovered during such inspections, audits and investigations of which KBI Biopharma is notified. KBI Biopharma agrees to reasonably cooperate with all regulatory authorities and submit to reasonable inspections by such authorities.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

6.2	Costs. Client shall be responsible for, and shall (i) promptly pay, all documented costs charged by a regulatory authority for inspections that arise solely out of Client’s product to be manufactured under the Proposal and (ii) reimburse KBI Biopharma for its reasonable, documented out-of-pocket costs incurred by it in connection with such regulatory inspection. For the avoidance of doubt, Client shall not be responsible for costs associated with inspections relating to KBI Biopharma’s or any third parties’ products, facilities, policies, procedures or manufacturing processes.

7.	Compensation

7.1	Fees. In consideration for KBI Biopharma performing the Services, Client shall pay to KBI Biopharma such amounts as described in the Price and Payment Terms section of the Proposal and as otherwise described in this Agreement. The Parties agree and acknowledge that the Proposals will incorporate compensation terms generally consistent with the terms outline (the “Terms Outline”) attached to this Agreement as Attachment Three, as applicable. It is further agreed by the Parties that references in the Terms Outline to a Program 1 shall apply to Aeglea’s Arginase program, and that references in the Terms Outline to a Program 2 shall apply to Aeglea’s Cystinase program. To the extent there is any conflict between this Agreement and the Terms Outline, this Agreement shall govern.

7.2	Equity Component of Service Fees. Certain portions of the service fees (the “Equity Component”) under the applicable Proposals will be paid for in the form of the issuance of shares of Aeglea BioTherapeutics Holdings, LLC (“Aeglea Holdings”) as described below. The Equity Component will be paid as follows:

7.2.1 For Stage 1 of Program 1 (corresponding to enabling Phase I studies for Arginase) and Stage 1 of Program 2 (corresponding to process development for Cystinase), a number of Preferred A Shares of Aeglea Holdings shall be issued to KBI Biopharma calculated as set forth in the table below, provided further that all shares of Aeglea Holdings issued to KBI Biopharma shall be subject to the Share Return Right in Section 7.2.7 below.

Program 1, Stage 1
Service Fees Under Current Proposals	$[***]
Service Fees Discount Percentage Under Current Proposals	[***]%
Percentage of Cash Component	[***]%
Percentage of Equity Component	[***]%
Value of Shares to Be Issued	$[***]
Number of Preferred A Shares to Be Issued @ $[***] per share	[***] Preferred A Shares

Program 2, Stage 1

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

Service Fees Under Current Proposals	$[***]
Service Fees Discount Percentage Under Current Proposals	[***]%
Percentage of Cash Component	[***]%
Percentage of Equity Component	[***]%
Value of Shares to Be Issued	$[***]
Number of Preferred A Shares to Be Issued @ $[***] per share	[***] Preferred A Shares

Total Value of Preferred A Shares to be Issued for Program 1, Stage 1 and Program 2, Stage 1	$[***]

Total Preferred A Shares to be Issued (at a purchase price of $[***] per share)	[***] Preferred A Shares

For Program 1 Stage 1, the Preferred A Shares shall be issued as follows:

Percentage of Shares	Event
[***]	[***]
[***]	[***]
[***]
[***]	[***]

The value of the equity payment shall be credited against invoiced amounts.

For Program 2 Stage 1, the Preferred A Shares shall be issued as follows:

Percentage of Shares	Event:
[***]	[***]
[***]	[***]

The $[***] in services value of the first equity payment for Program 2 shall be credited against invoiced amounts. The next $[***] in invoiced amounts shall be paid in cash. The $[***] in services value of the second equity payment shall be next credited against invoiced amounts. In the event that Aeglea Holdings issues a new series of preferred shares other than Preferred A Shares prior to the issuance of any Preferred A Shares as required above (“New Round Securities”), then in lieu of Preferred A Shares, KBI shall be issued a number of New Round Securities equal to the corresponding equity value set forth above with respect to such Preferred A Shares (determined by reference to the Preferred A Share original purchase price of $[***] per share) divided by the price per share of the New Round Securities.

7.2.2 For all other Services for which the Parties have agreed to compensation which includes an Equity Component, the applicable amount of the Equity Component shall be

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

issued to KBI Biopharma for each stage (including Program 1, Stage 2; Program 2, Stage 2; and optional Program 3, Stages 1 and 2) (each a “Stage”), pursuant to the applicable Proposal or other written agreement of the Parties. All such shares of Aeglea Holdings issued to KBI Biopharma shall be subject to the Share Return Right in Section 7.2.7 below.

7.2.3 Each portion of the Equity Component not issued pursuant to Section 7.2.1 above shall be compensated by issuance to KBI Biopharma of the agreed value of shares in the then current series and valuation of preferred shares of Aeglea Holdings in a manner agreed upon by KBI Biopharma and Client. The Parties acknowledge that, depending on the date of initiation of KBI Biopharma’s Services for subsequent Stages, this may result in KBI Biopharma receiving a subsequently created, authorized and issued class of preferred shares for such subsequent Stage.

7.2.4 Client shall ensure that Aeglea Holdings allocates [***] shares of Preferred A Shares to be potentially issued to KBI Biopharma pursuant to Section 7.2.1 in order to satisfy the anticipated amounts of the Equity Component under Section 7.2.1 (the “KBI Allocated Shares”).

7.2.5 In the event that the Parties agree on Modifications to the Services, pursuant to Article 8 hereunder, that would require payment of an additional amount of Equity Component, such additional amount of Equity Component shall be paid by either (a) issuance to KBI Biopharma of the agreed value of shares in the then current series and valuation of preferred shares of Aeglea Holdings, if KBI Allocated Shares remain available for issuance; or (b) payment to KBI Biopharma of the agreed amount in cash if all applicable KBI Allocated Shares have been previously issued to KBI.

7.2.6 Upon the issuance of the first installment of any Equity Component, KBI Biopharma shall execute a signature page to and become party to and bound by the Aeglea Holdings Limited Liability Company Agreement, as amended and restated from time to time (the “Aeglea LLC Agreement”) with respect to the issued shares. The shares received for the Equity Component by KBI Biopharma shall have the same respective rights, preferences and privileges, and subject to same obligations, pursuant to the Aeglea LLC Agreement as the other preferred shares issued to investors; provided that KBI Biopharma shall not have any rights to elect members to the Aeglea Holdings Board of Directors (but KBI Biopharma shall have the right to appoint an observer to the Board meetings. All shares issued to KBI BioPharma as part of the Equity Component shall be issued pursuant to a form of subscription agreement in the form of agreement attached hereto as Attachment Four.

7.2.7 In the event that Client terminates this Agreement or a Proposal pursuant to Section 25.3 or Section 25.4, the portion of any shares of Aeglea Holdings which was issued to KBI Biopharma for Services which were either not performed or were performed in a manner which gave rise to Client’s right to terminate for breach shall be

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

automatically cancelled and KBI Biopharma shall return the share certificate for such cancelled shares to Client and upon Client’s receipt of the share certificate for such cancelled shares Aeglea Holdings shall issue a new share certificate to KBI Biopharma for any shares not cancelled(hereinafter, the “Share Return Right”).

7.3	Payment of Cash Component of Service Fees and Materials. Certain portions of the service fees under the applicable Proposals, other than the Equity Component, and the cost of materials will be paid for by Client in cash (the “Cash Component”). The Cash Component shall be invoiced and paid as set forth below.

7.4	Invoices for Cash Component. Following payment of any initial fee as provided in Section 7.5 subject to Section 7.2.1 for Proposals related to Program 1, Stage 1 and Program 2, Stage 2, the remainder of the service fees for the Cash Component will be billed by KBI Biopharma in semi-monthly invoices based on a billing schedule derived from the project schedule. Payments are due thirty (30) days from date of the undisputed invoice, except as specifically provided in this Agreement. Invoices shall not be dated earlier than the date sent to Client. If KBI is required to purchase material on behalf of client, such material shall be deemed “Client Materials” and charges for materials will be invoiced to Client and are payable at the time that KBI Biopharma orders such materials for Client’s project. Client agrees to pay to KBI Biopharma the cost for such Client Materials specified in the Proposal, including any handling fees which may be agreed upon by the Parties in the Proposal. Undisputed late payments are subject to an interest charge of one and one percent (1%) per month or, if less, the maximum legal interest rate per month. Failure to bill for interest due shall not be a waiver of KBI Biopharma’s right to charge interest. All payments are non-refundable. If paid by wire transfer, any applicable wire transfer fees must be included in the payment issued to KBI Biopharma. Unless within thirty (30) days of the date of invoice, Client has advised KBI Biopharma, in good faith and in writing the specific basis for disputing an invoice, Client’s failure to promptly pay an invoice may, at KBI Biopharma’s election, and notwithstanding the provisions of Section 25.3, constitute a material breach of this Agreement.

7.5	Start-up Payment. For Proposals without an Equity Component, KBI Biopharma requires payment of an initial fee of one third of the Cash Component portion of the service fees specified in the Proposal, prior to commencement of Services, to account for facilities preparation costs and resource allocation commitments with respect to Client’s project(s). Initial fees are due upon execution of this Agreement or the applicable Proposal, whichever occurs later. The initial fee shall be applied on a one-third pro rata basis to the invoices in the order received. As an example, a charge of $3,000 would be satisfied by application of $1,000 from the existing initial fee balance and an additional payment by Client of $2,000. Upon termination of a Proposal or this Agreement, any remaining portion of the initial fee shall be applied to any outstanding amounts due from Client under the applicable Proposal. Unless otherwise provided in this Agreement or the applicable Proposal, initial fees are non-creditable, nonrefundable, non-transferable to apply to any Services other than under the applicable Proposal.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

7.6	Client Delays. KBI Biopharma has allocated resources to the Services that may be difficult or impractical to reallocate to other programs in the event of a delay attributable to Client’s material failure to comply with its obligations under this Agreement or Client’s written request for delay. In recognition of this, in the event that KBI Biopharma is unable to reasonably reallocate such resources, the Parties shall negotiate in good faith regarding how to address the delay in a commercially reasonable manner.

7.7	Taxes. Any federal, state, county or municipal sales or use tax, excise tax, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against KBI Biopharma’s income), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Product sold or Services performed pursuant to this Agreement, and all government license filing fees and, if applicable, Prescription API User (PDUFA) annual establishment fees with respect to all Products and Services shall be paid by Client.

8.	Change Orders

8.1	Change Orders. The assumptions relating to the completion of the Services are set forth in the Proposal (“Proposal Assumptions”). KBI Biopharma also assumes that Client will perform its obligations under this Agreement and the Proposal as set forth herein, that no Force Majeure Event will occur, and that there are no changes to any applicable laws, rules or regulations relating to and materially affecting the performance of the Services (the foregoing assumptions together with the Proposal Assumptions, collectively, the “Assumptions”). In the event of a material failure of any of the Assumptions that directly and adversely affects KBI Biopharma’s ability to perform the Services, then the scope of services to be performed shall be amended as provided in this Article 8 (a “Modification”). Modifications shall also arise in the event Client (i) revises KBI Biopharma’s responsibilities, the specifications, the Proposal instructions, procedures, Assumptions, processes, test protocols, test methods, or analytical requirements or (ii) requests changes to the Proposal.

8.2	Change Order Process. In the event a Modification is required pursuant to Section 8.1 and requested by Client or by KBI Biopharma, KBI Biopharma shall provide Client with a change order containing an estimate of the required Modifications to the budget, activities and/or duration specified in the Proposal (“Change Order”). Client and KBI Biopharma shall negotiate in good faith for a period of ten (10) business days following receipt of such Change Order by Client (the “Change Order Negotiation Period”) to agree on a Change Order that is mutually acceptable. If practicable, and agreed to by Client, KBI Biopharma shall continue work on the Services during any such negotiations, but shall have no obligation to commence work with respect to any Change Order unless authorized in writing by Client. In the event the Parties are unable to agree upon such Change Order with respect to a Modification within the Change Order Negotiation Period, KBI Biopharma or Client may elect to terminate this Agreement, or if reasonably possible, to perform the Services without regard to the unresolved Change Order;

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

provided, however, that the estimated timelines shall be adjusted to reflect any delay during the Change Order Negotiation Period. In the event that this Agreement is so terminated, the provisions with respect to the effect of termination set forth in Section 25.5 shall apply. Any disputes arising from this Section 8.2 shall be resolved in accordance with the dispute resolution procedures set forth in Article 23.

8.3	Regulatory Changes. Notwithstanding the foregoing, with respect to any changes or modifications to the Proposal, Services or Product specifications dictated by the FDA or other applicable law or authority, Client shall be responsible for the costs of making such changes (including without limitation capital costs), validating the manufacturing process after any such change is made, and any increases in the cost of manufacturing the Product or provision of Services as a result of such change. With respect to any such changes dictated by the FDA or other applicable law or authority, the Parties will promptly meet to discuss the actions necessary to comply with such changes and the costs associated therewith.

9.	Shipment

9.1	General. Unless otherwise agreed in writing by the Parties, all Deliverables, products, raw materials, samples components or other materials provided hereunder by KBI Biopharma shall be made available for shipment Ex Works (INCOTERMS 2010) KBI Biopharma’s facilities. For purposes of clarification, Ex Works means that carriage of goods shall be arranged by Client, and the cost of such carriage and risk of loss shall transfer to Client when the goods have been made available for shipment at KBI Biopharma’s facilities. KBI Biopharma shall package for shipment such product, raw materials, samples, components or other materials at Client’s expense (including insurance) and in accordance with Client’s complete written and reasonable instructions.

9.2	Shipping Charges. Client shall pay to KBI Biopharma, in addition to actual shipping costs, a handling fee of either (i) One Hundred Dollars ($100) for each standard shipment, or (ii) One Thousand Dollars ($1,000) for each expedited shipment (i.e., shipment made available in less than forty-eight (48) hours from request by Client).

10.	Notices

Any notice required to be given pursuant to the terms and provisions hereof shall be in writing and shall be sent by certified or registered mail, postage prepaid with return receipt requested, or by nationally recognized overnight courier, postage prepaid with return receipt requested, or by confirmed facsimile (with printed confirmation of receipt), to the other Party at the following address:

If to Client:

Aeglea Development Company, Inc. 815-A Brazos St #101

Austin, TX 78701

Attention: David G. Lowe

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

If to KBI Biopharma:

KBI Biopharma, Inc.

1101 Hamlin Road

Durham, North Carolina 27704

Attention: George Elston, Senior Vice President and CFO

with a copy to the Vice President and General Counsel, at the same address.

Each notice shall be deemed sufficiently given, served, sent, or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation.

11.	Limitations of Liability

Notwithstanding anything herein to the contrary, except as set forth below, each Party’s total liability for any loss suffered by the other Party resulting from this Agreement, shall be limited to the payment of damages which shall not exceed the price for Services payable by Client to KBI Biopharma under the Proposal. The foregoing limitation shall not apply to breaches of Section 13, and shall not limit either Party’s obligations under Section 15.

EXCEPT AS PROVIDED BELOW IN THIS PARAGRAPH, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL (INCLUDING WITHOUT LIMITATION, LOST PROFITS), EXEMPLARY OR SPECIAL DAMAGES OF ANY TYPE, ARISING IN CONNECTION WITH THIS AGREEMENT, THE PROPOSAL, THE QUALITY AGREEMENT OR ANY ATTACHMENTS OR DOCUMENTS RELATED THERETO, WHETHER OR NOT FORESEEABLE AND WHETHER SUCH DAMAGES ARISE IN TORT, CONTRACT, EQUITY, STRICT LIABILITY, OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing limitation shall not apply to breaches of Section 13, and shall not limit either Party’s obligations under Section 15

12.	Warranties

12.1	Warranties of KBI Biopharma.

12.1.1 As of the Effective Date, KBI Biopharma represents and warrants to Client that it has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of KBI

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

Biopharma. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby, nor compliance by KBI Biopharma with the provisions hereof, shall conflict with any obligations or agreements of KBI Biopharma to any person, contractual or otherwise.

12.1.2 KBI Biopharma warrants to Client that it will render the Services with due care, consistent with industry standards for work of a similar nature.

12.1.3 KBI Biopharma represents, warrants and covenants to Client that, except to the extent provided in the Proposal, KBI Biopharma will not, to its knowledge, use the property of any third party in performing the Services. KBI Biopharma represents, warrants and covenants that Client will receive good title to Results without any liens or encumbrances. KBI Biopharma represents and warrants to Client that to KBI Biopharma’s knowledge, KBI Biopharma’s performance of the Services will not violate or infringe on the patents, trademarks, service marks, copyrights, or intellectual property of any nature of any third party.

12.1.4 KBI Biopharma represents and warrants to Client that it will hold, use and/or dispose of Client Materials in accordance with all applicable laws, rules and regulations.

12.1.5 KBI Biopharma represents to Client that it is not debarred, and warrants to Client that it will not knowingly use in any capacity the services of any person debarred, under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992, as each may be amended from time to time.

12.1.6 EXCEPT AS EXPRESSLY WARRANTED IN THIS SECTION 12.1, KBI BIOPHARMA MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE SERVICES OR PRODUCT, EXPRESS OR IMPLIED, IN ANY MANNER AND EITHER IN FACT OR BY OPERATION OF LAW, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR NONINFRINGEMENT. KBI BIOPHARMA MAKES NO WARRANTIES THAT THE EXECUTION OF THE SERVICES WILL RESULT IN ANY SPECIFIC QUANTITY OR AMOUNT OF PRODUCT.

12.2	Warranties of Client.

12.2.1 As of the Effective Date, Client represents and warrants to KBI Biopharma that it has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Client.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby, nor compliance by Client with the provisions hereof, shall conflict with any obligations or agreements of Client to any person, contractual or otherwise.

12.2.2 Client represents and warrants to KBI Biopharma that it holds legal title to, or is fully entitled to provide, the materials, methods, plans, processes and other intellectual property necessary to conduct the Services and that, to Client’s knowledge, KBI Biopharma’s performance of the Services will not violate or infringe on the patents, trademarks, service marks, copyrights, or intellectual property of any nature of any third party.

12.2.3 Client represents and warrants to KBI Biopharma that, to its knowledge, the materials provided by Client for use in the performance of the Services are free of material defects and contaminants.

12.2.4 Client represents and warrants to KBI Biopharma that it will hold, use and/or dispose of Product delivered to it hereunder and all materials provided by KBI Biopharma in accordance with all applicable laws, rules and regulations.

13.	Confidentiality

13.1	Confidential Information. During the Term and for a period of five (5) years thereafter, each Party shall maintain in confidence all information and materials of the other Party disclosed or provided to it (the “Recipient”) by the other Party (the “Disclosing Party”) including the terms and conditions (but not the existence) of this Agreement (together with all embodiments thereof, the “Confidential Information”); provided, however, (a) information need not be labeled or marked “confidential” to be deemed Confidential Information hereunder, if under the circumstances it is, or should be, understood to be confidential; and (b) in accordance with Section 5.2, information learned, observed or obtained by Client during any visit to KBI Biopharma’s facilities shall to the extent provided in Section 5.2 hereof, be deemed “Confidential Information” of KBI Biopharma hereunder, regardless of whether such information is marked “confidential” or subsequently summarized in writing. Notwithstanding anything to the contrary herein, Results and information regarding Client Materials, Client Inventions (as defined in Section 14.1), and Client’s business, scientific, research, and development plans shall be deemed Client’s Confidential Information regardless of whether such information is marked “confidential” or subsequently summarized in writing, with respect to which, Client shall be the Disclosing Party and KBI Biopharma the Recipient.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

13.2	Exceptions. Notwithstanding the foregoing, Confidential Information shall not include that portion of information or materials that the Recipient can demonstrate by contemporaneous written records was:

(i)	known to the general public at the time of its disclosure to the Recipient, or thereafter became generally known to the general public, other than as a result of actions or omissions of the Recipient in violation of this Agreement;

(ii)	disclosed to the Recipient on an unrestricted basis from a source unrelated to the Disclosing Party and not known by the Recipient to be under a duty of confidentiality to the Disclosing Party, as evidenced by competent written proof; or

(iii)	independently developed by the Recipient, or known by the Recipient prior the date of disclosure by the Recipient, without the use of Confidential Information of the Disclosing Party, as evidenced by competent written proof.

13.3	Additional Protections. Each Party shall take all reasonable steps to maintain the confidentiality of the Confidential Information of the other Party, which steps shall be no less protective than those that such Party takes to protect its own information and materials of a similar nature, but in no event less than a reasonable degree of care. Neither Party shall use or permit the use of any Confidential Information of the other Party except for the purposes of carrying out its obligations or exercising its rights under this Agreement. All Confidential Information of a Party, including all copies and derivations thereof, is and shall remain the sole and exclusive property of the Disclosing Party and subject to the restrictions provided for herein. Neither Party shall disclose any Confidential Information of the other Party other than to those of its directors, officers, employees, licensors, independent contractors, assignees, agents and external advisors directly concerned with the carrying out of this Agreement, on a strictly applied “need to know” basis, provided that any such disclosure is made subject to obligations of confidentiality no less stringent than the obligations provided herein.

13.4	Permitted Disclosures. The obligations set forth in this Article 13 shall not apply to the extent that Recipient is required to disclose information by law, judicial order by a court of competent jurisdiction, or the rules of a securities exchange or requirement of a governmental agency for purposes of obtaining approval to test or market Product, or disclosures of information to a patent office for the purposes of filing a patent application as permitted in this Agreement; provided, however, that the Recipient shall provide prior written notice thereof to the Disclosing Party and sufficient opportunity for the Disclosing Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefore. Any disclosure permitted pursuant to this Section 13.4 shall not be considered an exception under Section 13.2.

13.5	Injunctive Relief. The Parties acknowledge that either Party’s breach of this Article 13 may cause the other Party irreparable injury for which it may not have an adequate remedy at law. In the event of a breach, the non-breaching Party shall be entitled to seek injunctive relief in addition to any other remedies it may have at law or in equity, in accordance with Article 23.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

14.	Inventions

14.1	Inventions. Client shall own (i) any and all Results, (ii) all ideas, developments, inventions, methods, technology, know-how, improvements, techniques generated or created by KBI Biopharma or its employees, directors, officers, subcontractors, consultants, agents and representatives (“Representatives”) in the performance of the Services or as a result of access to or use of Client Materials or Client’s Confidential Information whether independently or jointly with one or more employees of Client or others and (iii) all intellectual property rights associated with the foregoing items (i) and (ii), including, without limitation, copyrights, trade secrets, inventions, whether patentable or not, ((i), (ii) and (iii) are collectively, “Client Inventions”). KBI Biopharma hereby assigns to Client all right, title and interest in and to Client Inventions without any lien, claim or encumbrance. Notwithstanding the foregoing, KBI Biopharma shall retain all rights to any data, ideas, information, developments, inventions, or know- how relating to general manufacturing and analytical methods and processes developed, conceived or reduced to practice in connection with the Services that (i) can be generally applied to the production of biologics other than the Product and (ii) are not derived from and do not contain or reference Client’s Confidential Information (“Process Invention”). If Client requests and at Client’s expense, KBI Biopharma will execute any and all applications, assignments or other instruments and give testimony which shall be necessary to apply for and obtain letters of patent of the US or of any foreign country with respect to the Client Invention and Client shall compensate KBI Biopharma for the time devoted to such activities (at commercially reasonable rates) and reimburse it for reasonable, documented out-of-pocket expenses incurred. For Client Inventions assigned pursuant to this section, Client shall provide KBI Biopharma a royalty-free license to use such Client Inventions to the extent necessary to perform the Services. KBI Biopharma shall not incorporate any intellectual property, inventions, technology, processes, methods or other property of KBI Biopharma into Client Inventions and Results (“Non-Client Property”). To the extent KBI Biopharma does incorporate Non-Client Property into Client Inventions or Results, KBI Biopharma hereby grants Client a non-exclusive, perpetual, irrevocable, royalty-free, world-wide and transferable license, with the right to sublicense, to use and exercise all such Non-Client Property and all associated patent rights, trade secret rights and other intellectual property rights for any purpose relating to Client’s and its sublicensee’s use of the Client Inventions, Deliverables, Products, Results and derivatives thereof. No license fee shall be payable by Client for this license either during or after the term of this Agreement.

14.2	Process Inventions. KBI Biopharma hereby grants to Client a perpetual, irrevocable, fully-paid, royalty-free, world-wide and transferable non-exclusive license (with the right to sublicense through multiple tiers of sublicensees) to use Process Inventions and exercise all associated patent rights, trade secret rights and other intellectual property

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

rights, to the extent necessary to make, have made, sell, offer for sale, use, import and otherwise commercially exploit Product, Deliverables, Client Inventions, Results and derivatives thereof. If KBI Biopharma reasonably requests, and at KBI Biopharma’s expense, Client will execute any and all applications, assignments or other instruments and give testimony which shall be necessary to apply for and obtain letters of patent of the US or of any foreign country with respect to the Process Inventions and KBI Biopharma shall compensate Client for the time devoted to such activities and reimburse it for expenses incurred.

14.3	KBI Biopharma Process Technology. Client acknowledges that KBI Biopharma, and KBI Biopharma’s personnel, possess and continuously update proprietary inventions, tools, templates, models, methodologies, processes, know-how, trade secrets, improvements, and other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, computer technical expertise and software, and business practices, related to the development and commercialization of biopharmaceuticals, as well as other areas, which have been independently developed by KBI Biopharma and its personnel (collectively, “KBI Biopharma Process Technology”). KBI Biopharma, and KBI Biopharma’s personnel, shall retain exclusive right, title and interest in and to all KBI Biopharma Process Technology and improvements thereto.

15.	Indemnification

15.1	Indemnification by KBI Biopharma. KBI Biopharma will indemnify, defend and hold harmless Client and its shareholders, directors, officers, employees and agents (each, a “Client lndemnitee”) from and against all costs, losses, expenses (including reasonable attorneys’ fees) and direct damages (collectively, “Losses”) resulting from all lawsuits, claims, demands, actions and other proceedings by or on behalf of any third party (collectively “Claims”) to the extent arising out of or resulting from: (i) K61 Biopharma’s material breach of any of its covenants, obligations or warranties hereunder, or a failure of any material representation made hereunder by KBI Biopharma; or (ii) KBI Biopharma’s gross negligence or intentional misconduct, except in each case to the extent such Claims or Losses arise from negligence or intentional misconduct on the part of a Client Indemnitee or a breach of this Agreement by Client.

15.2	Indemnification by Client. Client will indemnify, defend and hold harmless KBI Biopharma and its shareholders, directors, officers, employees and agents (each, a “KBI Biopharma Indemnitee”) from and against all Losses resulting from all Claims to the extent arising out of or resulting from: (i) Client’s material breach of any of its covenants, obligations or warranties hereunder, or a failure of any material representation made hereunder by Client; (ii) the development (including the conduct of clinical trials in humans), handling, manufacturing, testing, storage, transportation, disposal, marketing, commercialization (including any recalls, field corrections or market withdrawals), distribution, promotion, sale or use by Client of the Product or of the results or performance of the Services (including without limitation as a result of any illness, injury

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

or death to persons, including employees, agents or contractors of Client or damage to property); or (iii) Client’s gross negligence or intentional misconduct; except in each case to the extent such Claims or Losses arise from negligence or intentional misconduct on the part of a KBI Biopharma Indemnitee or a breach of this Agreement by KBI Biopharma.

15.3	Indemnification Procedure. If any Claim covered by Article 15 is brought:

15.3.1 the indemnified Party shall promptly notify the indemnifying Party in writing of such Claim, provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the indemnifying Party of any of its obligations hereunder except to the extent the indemnifying Party is prejudiced by such failure or delay;

15.3.2 the indemnifying Party shall assume, at its cost and expense, the sole defense of such Claim through counsel selected by the indemnifying Party and reasonably acceptable to the other Party, except that those indemnified may at their option and expense select and be represented by separate counsel;

15.3.3 the indemnifying Party shall maintain control of such defense and/or the settlement of such Claim;

15.3.4 the indemnified Party may, at its option and expense, participate in such defense, and if it so participates, the indemnifying Party and the indemnified Party shall cooperate with one another in such defense;

15.3.5 the indemnifying Party will have authority to consent to the entry of any settlement or otherwise to dispose of such Claim (provided and only to the extent that an indemnified Party does not have to admit liability and such judgment does not involve equitable relief), and an indemnified Party may not consent to the entry of any judgment, enter into any settlement or otherwise to dispose of such Claim without the prior written consent of the indemnifying Party (not to be unreasonably withheld or delayed); and

15.3.6 the indemnifying Party shall pay the full amount of any judgment, award or settlement with respect to such Claim and all other costs, fees and expenses related to the resolution thereof; provided, however, that such other costs, fees and expenses have been incurred or agreed, as the case may be, by the indemnifying Party in its defense or settlement of the Claim.

16.	Force Majeure

Except for each Party’s payment, confidentiality and indemnity obligations, the obligations of either Party under this Agreement shall be excused during each period of delay directly caused by matters such as acts of God, strikes, power failure, government orders, sufferance of acts of government or governmental regulation (including without limitation, acts of the FDA or an applicable foreign equivalent), or acts of war or terrorism, which are reasonably beyond the

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

control of the Party obligated to perform (each, a “Force Majeure Event’). A Force Majeure Event shall not include a lack of funds, bankruptcy or other financial cause or disadvantage. Nothing contained in this Agreement shall affect either Party’s ability or discretion regarding any strike and all such strikes shall be deemed to be beyond the control of such Party. A Force Majeure Event shall be deemed to continue only so long as the affected Party shall be using its commercially reasonable effort to overcome such condition. If either Party shall be affected by a Force Majeure Event, such Party shall use commercially reasonable efforts to mitigate the effects of the Force Majeure Event and shall give the other Party prompt notice thereof, which notice shall contain the affected Party’s estimate of the duration of such condition and a description of the steps being taken or proposed to be taken to overcome such Force Majeure Event. If a Force Majeure Event continues for more than ninety (90) days, the Party whose performance is not affected by the Force Majeure Event shall have the right to terminate this Agreement, effective upon notice to the other party. Any delay, or invalidity in the results delivered, in the performance of the Services occasioned by any such cause shall not constitute a default under this Agreement, and the obligations of the Parties shall be suspended during the period of delay so occasioned. During any period of any Force Majeure Event, the Party that is not directly affected by such Force Majeure Event may take any reasonable action necessary to mitigate the effects of such Force Majeure Event. If any part of the Services is invalid as a result of such disability, KBI Biopharma will, upon written request from Client, but at Client’s sole cost and expense, repeat that part of the Services affected by the Force Majeure Event.

17.	Insurance

17.1	KBI Biopharma Insurance. KBI Biopharma shall secure and maintain in full force and effect throughout the Term policies of insurance for (a) workers’ compensation in accordance with applicable statutory requirements, employer’s liability in an amount not less than $1,000,000, and automobile liability in an amount not less than $1,000,000, (b) commercial general liability in an amount not less than $2,000,000 per occurrence and $2,000,000 in the aggregate, and (c) products liability in an amount not less than $2,000,000 per occurrence and $2,000,000 in the aggregate.

17.2	Client Insurance. Client shall secure and maintain in full force and effect throughout the Term, and for a period of three (3) years after completion of any clinical trials in which any Product provided under this Agreement is used, policies of insurance for (a) workers’ compensation in accordance with applicable statutory requirements, employer’s liability in an amount not less than $1,000,000, and automobile liability in an amount not less than $1,000,000 and (b) primary and noncontributory commercial general liability in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate

18.	Independent Contractor; Non-Solicitation

18.1	Independent Contractor. KBI Biopharma shall perform the Services as an independent contractor of the Client. The relationship between the Parties shall not constitute a partnership, joint venture or agency nor constitute either Party as the agent, employee or legal representative of the other. The Parties agree that neither shall have power or right to bind or obligate the other, nor shall either hold itself out as having such authority.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

18.2	Non-Solicitation. During the Term of this Agreement and for one (1) year thereafter, each Party agrees not to directly or indirectly solicit to hire or hire (in any capacity) any person who is an employee, contractor, consultant or representative of the other Party; provided that newspaper, internet or other advertisements to fill job openings shall not be deemed to be “solicitation” hereunder. Any exceptions to this provision must be in writing and signed by each Party and, for each person that is hired in such manner, the hiring Party shall compensate the other Party at the rate of 30% of such person’s annualized base salary.

19.	Publicity

The Parties may agree in writing to issue press releases or public disclosures describing the general nature of the Services provided hereunder. The use of the name, trademark, logo, or other identifying materials of either Party or its employees in any publicity, advertising or promotional material shall require the other Party’s express prior written consent.

20.	Use of Intellectual Property Rights

Except as expressly stated in this Agreement, no intellectual property rights of any kind or nature are conveyed by this Agreement and neither Party shall have any right, title or interest in or to the other Party’s intellectual property rights for any purpose whatsoever without such other Party’s prior written consent.

21.	Entire Agreement, Amendment, Construction, Precedence

This Agreement, the Proposal, and any applicable Quality Agreement constitute the entire agreement between the Parties and supersede all prior and contemporaneous negotiations, representations, commitments, agreements and understandings between the Parties (whether written or oral) relating to the subject matter hereof. This Agreement may not be amended or modified without the mutual written consent of both Parties. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply. In the event of any conflict among the components of this Agreement, the following order of precedence shall apply: (i) the terms and conditions of the Agreement, (ii) the Quality Agreement (if existing), and (iii) the Proposal. If Client chooses to issue a purchase order for the delivery of the Services or any component thereof, such purchase order should reference this Agreement and shall be issued solely for the convenience of Client and to provide subject matter description; however, any legal terms and conditions contained therein shall be of no effect.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

22.	Choice of Law

This Agreement shall be construed and enforced in accordance with the laws of and in the venue of the State of North Carolina, without regard to its, or any other jurisdiction’s, rules regarding conflicts or choice of laws. The Parties agree to and submit to the sole and exclusive jurisdiction of the North Carolina courts, both state and federal. The Parties waive application of the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods, as amended.

23.	Dispute Resolution

23.1	Initial Attempts to Resolve Disputes. If a dispute arises between the Parties in connection with this Agreement, the respective presidents or senior executives of KB’ Biopharma and Client shall first meet as promptly as practicable and attempt to resolve in good faith such dispute. If such parties cannot resolve the dispute within thirty (30) days after written notice given by one Party to the other specifically invoking this stage in the dispute resolution procedure, either Party may by written notice to the other commence the arbitration process set forth in Section 23.2 below.

23.2	Arbitration. If a dispute has not been resolved by negotiation as provided in Section 23.1 above, then, except as otherwise provided in this Section 23.2, the dispute will be finally settled by binding arbitration in accordance with the Commercial Arbitration Rules of the AAA then in effect, by three (3) arbitrators, one of whom will be designated by each Party and the third of whom will be designated by the two so designated. The arbitration, it shall be conducted in English and held in Durham, North Carolina. The arbitrators will render their award in writing and, unless all Parties agree otherwise, will include an explanation in reasonable detail of the reasons for their award. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Parties expressly waive any putative right they may otherwise have to seek an award arising out of any dispute hereunder of punitive damages or any other damages limited or excluded by this Agreement. The arbitrator will have the authority to grant injunctive relief and other specific performance. The arbitrator will, in rendering its decision, apply the substantive law of the State of North Carolina, without regard to its conflict of laws provisions. The decision and/or award rendered by the arbitrator will be final and non- appealable (except for an alleged act of corruption or fraud on the part of the arbitrator).

23.3	Expenses. All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration will be borne equally by the Parties unless the Parties agree otherwise or unless the arbitrators in the award assess such expenses against one of the Parties or allocate such expenses other than equally between the Parties. Each of the Parties will bear its own counsel fees and the expenses of its witnesses except (i) to the extent otherwise provided in this Agreement or by applicable law or (ii) to the extent the arbitrators in their discretion determine for any reason to allocate such fees and expenses among the Parties in a different manner. Any attorney or retired judge who serves as an arbitrator will be compensated at a rate equal to his or her current regular hourly billing rate unless otherwise mutually agreed upon by the Parties and the arbitrator.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

23.4	Interlocutory Relief. Compliance with this Article 23 is a condition precedent to seeking relief in any court or tribunal in respect of a dispute, but nothing in this Article 23 will prevent a Party from seeking interlocutory relief in the courts of appropriate jurisdiction provided in Article 22, pending the arbitrator’s determination of the merits of the controversy, if applicable to protect the Confidential Information, property or other rights of that Party.

24.	Assignment and Delegation

24.1	Assignment. This Agreement between the Parties shall not be assigned in whole or in part by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, either Party may assign this Agreement in its entirety without the other Party’s consent, upon written notice to the other Party, as part of: (a) the sale of all or substantially all of the assets or the entire business to which this Agreement relates, or (b) a merger, consolidation, reorganization or other combination with or into another person or entity, in each case, pursuant to which the surviving entity or assignee assumes in writing the assigning or merging Party’s obligations hereunder. Any attempt to assign, or purported assignment of, this Agreement in contravention to this Section 24.1 shall be void ab initio and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

24.2	Delegation. KBI Biopharma shall not delegate the performance of its obligations under this Agreement; however, performance of the Services hereunder may be delegated or subcontracted by KBI Biopharma with the written consent of Client, which consent shall not be unreasonably withheld. In the event KBI Biopharma subcontracts its obligations hereunder, KBI Biopharma shall require the subcontractor to be bound by the terms of this Agreement, and KBI Biopharma shall be liable for the act, omissions and breaches of this Agreement by such subcontractors such that any breach of this Agreement by such subcontractors shall be deemed a breach hereof by KBI Biopharma.

25.	Term and Termination

25.1	Term. The term of this Agreement (the “Term”) shall be from the Effective Date until the third anniversary thereof, unless extended or earlier terminated as provided herein. If the Services have not been completed at the end of the initial term, the Term will thereafter be extended for successive one year periods until the Services have been completed. Additionally, the Agreement may be terminated sooner as provided in Section 25.2 or 25.3, or the Term may be extended by written agreement of the Parties.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

25.2	Termination without Breach. Client may terminate this Agreement or a Proposal prior to completion of the Proposal by providing sixty (60) days written notice to KBI Biopharma, subject to the conditions of this Section 25.2. Upon receipt of such notice of termination, KBI Biopharma will promptly scale down the affected portion of the Proposal and use reasonable commercial efforts to avoid (or minimize, where non-cancellable) additional expenses.

25.3	Termination for Breach. In the event of a material breach of this Agreement by a Party that is not cured within thirty (30) days of written notice of such breach by the non- breaching Party, the non-breaching Party may terminate this Agreement or a Proposal immediately upon written notice. Upon such termination, KBI Biopharma will promptly scale down the affected portion of the Proposal and use its reasonable commercial efforts to avoid (or minimize, where non-cancellable) additional expenses.

25.4	Bankruptcy. This Agreement may be terminated upon written notice by a Party in the event: (i) the other Party voluntarily enters into bankruptcy proceedings; (ii) the other Party makes an assignment for the benefit of creditors; (iii) a petition is filed against the other Party under a bankruptcy law, a corporate reorganization law, or any other law for relief of debtors or similar law analogous in purpose or effect, which petition is not stayed or dismissed within thirty (30) days of filing thereof; or (iv) the other Party enters into liquidation or dissolution proceedings or a receiver is appointed with respect to any assets of the other Party, which appointment is not vacated within one hundred and twenty (120) days.

25.5	Effects of Termination. Upon termination of this Agreement for any reason, each Party shall, as soon as practicable, but in any event within ten (10) business days of the effective date of termination, return to the other all Confidential Information which it possesses that belongs to the other Party, except that each may retain a copy in its law department for record keeping purposes. Upon termination of this Agreement, KBI Biopharma will furnish to Client a complete inventory of all work in progress and an inventory of all Product processed pursuant to the Proposal. Upon termination of this Agreement, neither Party shall use or exploit in any manner whatsoever any intellectual property rights or Confidential Information of the other Party, excepted as may be specifically provided in this Agreement. With respect to the liquidated damages set forth in Section 25.2 and Section 25.3, the Parties acknowledge and agree that (i) actual damages would be difficult or impracticable to ascertain, (ii) the amounts set forth in Section 25.2 or Section 25.3, as applicable, represent the Parties reasonable estimate of such damages, and (iii) the amounts set forth in this Section 25.2 or Section 25.3, as applicable, are not unreasonable under the circumstances existing at the time this Agreement was entered.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

26.	Survival

Articles 4, 6, 10, 11, 13, 14, 15, 19, 20, 21, 22, 23, 26, and Sections 7.2.7, 7.4, 12.2.4, 17.2, 25.2, 25.3 and 25.5 hereof shall survive termination or expiration of this Agreement. Expiration or termination shall not extinguish the rights and remedies of either Party with respect to any ,antecedent breach of any of the provisions of this Agreement or payments due or earned under this Agreement.

27.	Severability

In the event that any one or more of the provisions of this Agreement should be held for any reason by any court or authority having final jurisdiction over this Agreement, or over any of the Parties to this Agreement, to be invalid, illegal, or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the Parties, and if not reformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

28.	Waiver and Remedies

The delay or waiver (or single or partial exercise) by either Party hereto of any right, power, or privilege hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right, power, or privilege hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise. Any such waiver must be made in writing. Except as may otherwise be specifically set forth in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law or equity. No Party shall have any right of set off with respect to amounts it has an obligation to pay hereunder. No provision of this Agreement shall in any way inure to the benefit of any third person so as to constitute to any such person a third-party beneficiary of this Agreement or otherwise give rise to any cause of action in any person not a Party hereto.

29.	Counterparts

This Agreement, the Quality Agreement(s), the Proposal and any other attachment may be executed in counterparts, each of which will be deemed an original but all of which together will constitute a single instrument. A facsimile or electronic transmission of the above referenced documents, or a counterpart, shall be legal and binding on the Parties.

30.	Headings

All article and section titles or headings contained in this Agreement, the Quality Agreement and the Proposal are for convenience only, will not be deemed a part hereof or thereof, and will not affect the meaning or interpretation of this Agreement.

[Signature Page Follows.]

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.

In Witness Whereof, the Parties by their authorized representatives execute this Agreement as of the Effective Date.

KBI BIOPHARMA, INC.		AEGLEA DEVELOPMENT COMPANY, INC.

By:	/s/ Andrew B. Cohen	By:	/s/ David G. Lowe

Name:	Andrew B. Cohen	Name:	David G. Lowe

Title:	VP & General Counsel	Title:	President and Chief Executive Officer

Date:	12/24/2013	Date:	12/24/2013

[***]Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Confidential treatment has been requested with respect to this information.